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                                                                    EXHIBIT 99.1


                     IPIX COMPLETES $24.5 MILLION FINANCING

                       Positive EBITDA Expected in Q4 2001

OAK RIDGE, TN/SAN RAMON, CA - September 26, 2001 - Internet Pictures Corporation (Nasdaq: IPIX), today announced the completion of the private placement financing plan the Company initiated last May. The Company raised $22 million from the sale of preferred stock and completed a $2.5 million leasing transaction.

The investors participating in the funding included First Avenue Partners, Paradigm Capital Partners, the Memphis Angels and eBay Inc. The Company sold $12 million of Series B Preferred stock this week and converted the $10 million of debt issued in May into Series B Preferred stock. The $22 million of Series B Preferred stock is convertible into common shares at a rate of $2.00 to $2.50 per share. This funding completes the Company's securities purchase agreement with Paradigm Capital Partners.

"We are delighted to be a part of this financing and to be joining the board," said David Wilds, Managing Partner of First Avenue Partners. Wilds will be replacing one of the Tranche A investors on the Company's Board of Directors. "We are extremely pleased to have completed this financing in a challenging environment," said Don Strickland, iPIX president and CEO. "We continue to see increasing demand for our products and services. In the second quarter of 2001, our revenues from continuing operations increased over 25% from the first quarter. We were also successful in improving our gross margins in the first half of 2001. Second quarter 2001 gross margins were 57%, as compared with first quarter 2001 gross margins of 50%. We see continued revenue growth and expansion of our gross margins for the second half of 2001 as we close the gap to achieve positive EBITDA late this year."

The Company anticipates that the completion of the financing has provided sufficient working capital to execute on its plan to become cash flow positive, reduce the liabilities generated from the restructuring and preserve future financial flexibility. The capital will also be used to fund the Company's continued growth in its existing markets and to enter major new markets such as security and observation.

"With the Company's restructuring complete and financing in place, I am delighted that given its patented imaging technology, the Company's management will now be able to focus on the online and offline opportunities in new markets, such as security and observation," said Jon Peters, CFO of Paradigm Capital Partners.

ABOUT IPIX

Internet Pictures Corporation (iPIX(R)) provides mission critical imaging solutions to facilitate commerce, communication, security and entertainment. The Company's solutions include the capture, processing, management and distribution of images and related data. iPIX solutions create and manage a rich variety of media including still images, 360-degree by 360-degree immersive images, video, animation, text and audio. A broad array of industries -- including security and observation, real estate, auctions, travel, government, education, automotive, sports and entertainment -- are capitalizing on iPIX dynamic imaging to provide viewers more information, more interaction and a richer visual experience. In the online world, iPIX imaging is featured on 8 out of the Top 10 Media Metrix Web Properties. The Company is headquartered in Oak Ridge, Tennessee, with co-headquarters in San Ramon, California. www.ipix.com

                                     ###
Internet Pictures and iPIX are trademarks and service marks of Internet Pictures Corporation. All other copyrights and trademarks remain the property of their respective owners.

The securities to be sold in the investment have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.


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This press release contains forward-looking information within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbors under those sections. In some cases, you can identify forward-looking statements by terminology such as "expect," "believe," "may," "will," "plans" and "anticipate," or the negative of such terms or comparable terminology. Forward-looking statements appearing herein include statements concerning operating and profitability plans and goals and restructuring efforts, and are based on current expectations. Actual results may differ materially from those projected in the forward-looking statements based upon a number of factors including (i) changes in the demand for iPIX products and services, (ii) the loss of existing, or an inability to attract new, iPIX customers, (iii) technological changes, (iv) general economic, financial or market changes or developments and (v) an inability to successfully implement restructuring and profitability plans. The matters discussed in this press release also involve risks and uncertainties described from time to time in Internet Pictures Corporation's filings with the Securities and Exchange Commission. In particular, see "Risk Factors" in the annual report filed on Form 10-K with the SEC on April 2, 2001 (www.sec.gov).

COMPANY CONTACT:
Stu Roberson
iPIX
(925) 242-4050
stu.roberson@ipix.com

FINANCIAL CONTACT:
Paul Farmer
IPIX
(925) 242-4002
paul.farmer@ipix.com/a>